Exhibit 99.1

ANTHEM REPORTS THIRD QUARTER 2015 RESULTS

•	Net income was $2.43 per share, including net negative adjustment items of $0.30 per share. Adjusted net income was $2.73 per share (refer to the GAAP reconciliation table on page 14).

•	Medical enrollment increased sequentially by 174,000 members, or 0.5%, totaling approximately 38.7 million members as of September 30, 2015.

•	Company now expects medical enrollment to grow by 800,000 – 1,000,000 members for the full year 2015.

•	Full year 2015 GAAP net income is expected to be in the range of $9.53 - $9.63 per share. Full year adjusted net income is expected to be in the range of $10.10 - $10.20 per share (refer to the GAAP reconciliation table on page 14).

•	Fourth quarter 2015 dividend of $0.625 per share declared to shareholders.

Indianapolis, Ind. – October 28, 2015 – Anthem, Inc. (NYSE: ANTM) today announced that third quarter 2015 net income was $654.8 million, or $2.43 per share. These results included net negative adjustment items of $0.30 per share. Net income in the third quarter of 2014 was $630.9 million, or $2.22 per share, which included net negative adjustment items of $0.28 per share.

Excluding the items noted in each period, adjusted net income was $2.73 per share in the third quarter of 2015, an increase of 9.2 percent compared with adjusted net income of $2.50 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our solid third quarter 2015 results reflect continued enrollment growth in both Commercial and Government business segments and our emphasis on driving greater affordability and choice for members. We remain firmly focused on driving a differentiated consumer experience and capitalizing on the future opportunities for growth across our markets,” said Joseph Swedish, president and chief executive officer.

“We are pleased with the execution across our business segments in the third quarter. We have updated our full year adjusted earnings per share outlook to a range of $10.10 - $10.20, which reflects the core outperformance in the third quarter results. Our third quarter results did also benefit from favorable intra-year timing of certain expenses and rate adjustments,” said Wayne DeVeydt, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 38.7 million members at September 30, 2015, an increase of approximately 1.2 million members, or 3.1 percent, from 37.5 million at September 30, 2014. Medicaid enrollment increased by 786,000 members and the Commercial & Specialty Business enrollment increased by 314,000 medical members as the Company experienced growth of 398,000 and 85,000 in the National and Local Group markets, respectively, partially offset by a decrease of 169,000 members in the Individual business. Enrollment also grew in the Medicare business and Federal Employee Program by 39,000 and 31,000, respectively.

Medical enrollment increased by 174,000 members, or 0.5%, sequentially during the third quarter of 2015. The increase reflected enrollment gains in Medicaid, Local Group and National businesses, partially offset by a decline in enrollment in the Individual business.

Operating Revenue: Operating revenue was nearly $19.8 billion in the third quarter of 2015, an increase of approximately $1.4 billion, or 7.6 percent, versus the nearly $18.4 billion in the prior year quarter. The growth in revenue reflected premium increases to cover overall cost trends and higher enrollment in the Medicaid and Commercial self-funded businesses. These increases were partially offset by a decline in Local Group fully insured and Individual enrollment.

Benefit Expense Ratio: The benefit expense ratio was 83.6 percent in the third quarter of 2015, an increase of 110 basis points from 82.5 percent in the prior year quarter. The increase was largely driven by an increase in the Individual business, which included higher favorable prior period reserve development in the 3rd quarter of 2014 than in the 3rd quarter of 2015. The increase was partially offset by improved medical cost performance in certain markets in the Medicaid and Medicare businesses and the impact of retro rate adjustments recorded during the quarter in the Medicaid business.

Medical claims reserves established at December 31, 2014, developed moderately better than the Company’s expectation during the first nine months of 2015, which resulted in offsetting adjustments for the risk stabilization programs from Health Care Reform.

Medical Cost Trend: For the full year 2015, the Company continues to expect that underlying Local Group medical cost trend will be in the range of 7.0% plus or minus 50 basis points.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 42.3 days as of September 30, 2015, a decrease of 0.7 days from 43.0 days as of June 30, 2015. The expected decline was primarily due to changes in the timing of claims payments between periods.

SG&A Expense Ratio: The SG&A expense ratio was 15.6 percent in the third quarter of 2015, a decrease of 60 basis points from 16.2 percent in the third quarter of 2014. The decrease was primarily driven by the impact of higher enrollment in the Medicaid business, which carries a lower average SG&A expense ratio than the consolidated company average, partially offset by higher administrative costs to support strong membership growth in 2015.

Operating Cash Flow: Operating cash flow was $343.4 million, or 0.5 times net income in the third quarter of 2015, and approximately $3.2 billion, or 1.3 times net income for the first nine months of 2015. The company continues to expect its full year 2015 operating cash flow to be greater than $3.5 billion.

Share Repurchase Program: During the third quarter of 2015, the Company repurchased approximately 0.7 million shares of its common stock for $105 million, or a weighted-average price of $143.89. During the first nine months of 2015, the company repurchased approximately 10.4 million shares of its common stock, or 3.9 percent of the shares outstanding as of December 31, 2014, for $1.5 billion, or a weighted-average price of $145.50. As of September 30, 2015, the Company had nearly $4.2 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2015, the Company paid a quarterly dividend of $0.625 per share, representing a distribution of cash totaling $163.0 million.

On October 27, 2015, the Audit Committee declared a fourth quarter 2015 dividend to shareholders of $0.625 per share. On an annualized basis, this equates to a dividend of $2.50 per share. The fourth quarter dividend is payable on December 21, 2015, to shareholders of record at the close of business on December 4, 2015.

Investment Portfolio & Capital Position: During the third quarter of 2015, the Company recorded net realized losses on investments totaling $11.9 million and other-than-temporary impairment losses totaling $19.1 million. During the third quarter of 2014, the Company recorded net realized gains of $25.7 million, partially offset by other-than-temporary impairment losses totaling $13.8 million.

As of September 30, 2015, the Company’s net unrealized gain position in the investment portfolio was $463.3 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $366.7 million and $96.6 million, respectively. As of September 30, 2015, cash and investments at the parent company totaled approximately $1.6 billion.

Discontinued Operations: In late December 2013, the Company entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. The sales were completed on January 31, 2014. As a result, the current and prior period operating results of 1-800 CONTACTS have been classified as discontinued operations, net of the related tax effects.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended September 30			Nine Months Ended September 30
	2015	2014	Change	2015	2014	Change
Operating Revenue
Commercial & Specialty Business	$9,433.1	$9,809.1	(3.8%)	$28,168.2	$29,471.6	(4.4%)
Government Business	10,333.1	8,555.4	20.8%	30,198.2	24,756.0	22.0%
Other	5.2	6.2	(16.1%)	14.7	17.9	(17.9%)

Total Operating Revenue[1]	19,771.4	18,370.7	7.6%	58,381.1	54,245.5	7.6%

Operating Gain / (Loss)
Commercial & Specialty Business	$619.2	$915.7	(32.4%)	$2,798.2	$2,721.4	2.8%
Government Business	626.6	283.9	120.7%	1,560.7	837.0	86.5%
Other	(23.9)	(8.3)	NM [2]	(45.6)	(25.5)	NM [2]

Total Operating Gain[1]	1,221.9	1,191.3	2.6%	4,313.3	3,532.9	22.1%

Operating Margin
Commercial & Specialty Business	6.6%	9.3%	(270) bp	9.9%	9.2%	70 bp
Government Business	6.1%	3.3%	280 bp	5.2%	3.4%	180 bp
Total Operating Margin[1]	6.2%	6.5%	(30) bp	7.4%	6.5%	90 bp

(1)	Non-GAAP measures. See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $619.2 million in the third quarter of 2015, a decrease of $296.5 million, or 32.4 percent, from $915.7 million in the third quarter of 2014. The decrease is a result of a higher benefit expense ratio in the Individual business, which included higher favorable prior period reserve development in the 3rd quarter of 2014 than in the 3rd quarter of 2015 as well as fully insured membership declines in the Local Group and Individual businesses. These declines were partially offset by enrollment growth in the Local Group and National self-funded business as well as improved medical cost performance in the Local business.

Government Business: Operating gain in the Government Business segment was $626.6 million in the third quarter of 2015, an increase of $342.7 million, or 120.7 percent, from $283.9 million in the third quarter of 2014. The increase was driven by enrollment increases, improved medical cost performance in certain markets in the Medicaid and Medicare businesses and the impact of retro rate adjustments recorded during the quarter in the Medicaid business.

Other: The Company reported an operating loss of $23.9 million in the Other segment for the third quarter of 2015, compared with an operating loss of $8.3 million in the prior year quarter.

OUTLOOK

Full Year 2015:

•	Net income is now expected to be in the range of $9.53 - $9.63 per share, including approximately $0.57 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be in the range of $10.10 - $10.20 per share (refer to the GAAP reconciliation table on page 14).

•	Medical membership is now expected to be in the range of 38,300,000 – 38,500,000. Fully insured membership is expected to be in the range of 14,800,000 – 14,900,000 and self-funded membership is now expected to be in the range of 23,500,000 – 23,600,000.

•	Operating revenue is expected to be approximately $78.0 billion.

•	Benefit expense ratio is expected to be in the range of 82.9% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 16.1% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $3.5 billion.

Basis of Presentation

1.	Operating revenue and operating gain, both non-GAAP measures, are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain, is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on investments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 14 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue. Consolidated operating margin is a non-GAAP measure.

3.	In late December 2013, Anthem, Inc. entered into agreements to divest its 1-800 CONTACTS subsidiary and related assets. As a result, the Company reclassified the current and prior period results of 1-800 CONTACTS as discontinued operations, net of the related tax effects. The 1-800 CONTACTS subsidiary and related assets sale was completed on January 31, 2014.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1059 (Domestic)	800-475-6701 (Domestic Replay)
612-234-9960 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 341164. The replay will be available from 11:00 a.m. EDT today, until the end of the day on November 11, 2015. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:
Investor Relations	Media
Doug Simpson, 317-488-6181	Jill Becher, 414-234-1573
Douglas.simpson@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 72 million people served by its affiliated companies, including more than 38 million enrolled in its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	September 30,	September 30,	December 31,	September 30,	December 31,
	2015	2014	2014	2014	2014
Medical Membership
Customer Type
Local Group	15,248	15,163	15,137	0.6%	0.7%

National Accounts	7,370	7,169	7,155	2.8%	3.0%
BlueCard	5,465	5,268	5,279	3.7%	3.5%

Total National	12,835	12,437	12,434	3.2%	3.2%

Individual	1,745	1,914	1,793	(8.8%)	(2.7%)
Medicaid	5,863	5,077	5,193	15.5%	12.9%
Medicare	1,441	1,402	1,404	2.8%	2.6%
FEP	1,569	1,538	1,538	2.0%	2.0%

Total Medical Membership	38,701	37,531	37,499	3.1%	3.2%

Funding Arrangement
Self-Funded	23,719	22,767	22,800	4.2%	4.0%
Fully-Insured	14,982	14,764	14,699	1.5%	1.9%

Total Medical Membership	38,701	37,531	37,499	3.1%	3.2%

Reportable Segment
Commercial & Specialty Business	29,828	29,514	29,364	1.1%	1.6%
Government Business	8,873	8,017	8,135	10.7%	9.1%

Total Medical Membership	38,701	37,531	37,499	3.1%	3.2%

Other Membership & Customers
Life and Disability Membership	4,815	4,783	4,762	0.7%	1.1%
Dental Membership	5,137	4,973	4,995	3.3%	2.8%
Managed Dental Membership	5,304	4,898	4,918	8.3%	7.8%
Vision Membership	5,513	5,101	5,096	8.1%	8.2%
Medicare Advantage Part D Membership	619	682	690	(9.2%)	(10.3%)
Medicare Part D Stand-Alone Membership	372	475	467	(21.7%)	(20.3%)

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2015	2014	Change
Revenues
Premiums	$18,513.0	$17,226.0	7.5%
Administrative fees	1,249.6	1,134.4	10.2%
Other revenue	8.8	10.3	(14.6%)

Total operating revenue	19,771.4	18,370.7	7.6%

Net investment income	161.2	174.4	(7.6%)
Net realized (losses)/gains on investments	(11.9)	25.7	—

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(26.6)	(19.4)	NM (1)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	7.5	5.6	NM (1)

Other-than-temporary impairment losses recognized in income	(19.1)	(13.8)	NM (1)

Total revenues	19,901.6	18,557.0	7.2%

Expenses
Benefit expense	15,469.1	14,211.1	8.9%
Selling, general and administrative expense
Selling expense	359.1	374.3	(4.1%)
General and administrative expense	2,721.3	2,594.0	4.9%

Total selling, general and administrative expense	3,080.4	2,968.3	3.8%
Interest expense	164.8	155.3	6.1%
(Gain)/Loss on extinguishment of debt	(2.3)	74.8	NM (1)
Amortization of other intangible assets	60.0	60.3	(0.5%)

Total expenses	18,772.0	17,469.8	7.5%

Income from continuing operations before income tax expense	1,129.6	1,087.2	3.9%

Income tax expense	474.8	456.3	4.1%

Net income	$654.8	$630.9	3.8%

Net income per diluted share	$2.43	$2.22	9.5%

Diluted shares	269.2	284.1	(5.2%)

Benefit expense as a percentage of premiums	83.6%	82.5%	110 bp
Selling, general and administrative expense as a percentage of total operating revenue	15.6%	16.2%	(60) bp
Income from continuing operations before income tax expense as a percentage of total revenues	5.7%	5.9%	(20) bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2015	2014	Change
Revenues
Premiums	$54,639.8	$50,811.9	7.5%
Administrative fees	3,706.2	3,404.3	8.9%
Other revenue	35.1	29.3	19.8%

Total operating revenue	58,381.1	54,245.5	7.6%

Net investment income	515.5	546.6	(5.7%)
Net realized gains on investments	126.9	133.2	(4.7%)

Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(68.2)	(41.9)	NM (2)
Portion of other-than-temporary impairment losses recognized in other comprehensive income	13.3	6.4	NM (2)

Other-than-temporary impairment losses recognized in income	(54.9)	(35.5)	NM (2)

Total revenues	58,968.6	54,889.8	7.4%

Expenses
Benefit expense	44,801.4	41,997.0	6.7%
Selling, general and administrative expense
Selling expense	1,091.1	1,133.8	(3.8%)
General and administrative expense	8,175.3	7,581.8	7.8%

Total selling, general and administrative expense	9,266.4	8,715.6	6.3%
Interest expense	473.3	447.1	5.9%
(Gain)/Loss on extinguishment of debt	(1.8)	80.8	—
Amortization of other intangible assets	172.6	168.3	2.6%

Total expenses	54,711.9	51,408.8	6.4%

Income from continuing operations before income tax expense	4,256.7	3,481.0	22.3%

Income tax expense	1,877.6	1,427.6	31.5%

Income from continuing operations	2,379.1	2,053.4	15.9%

Income from discontinued operations, net of tax (1)	—	9.6	NM (2)

Net income	$2,379.1	$2,063.0	15.3%

Net income per diluted share	$8.66	$7.18	20.6%

Diluted shares	274.6	287.5	(4.5%)

Benefit expense as a percentage of premiums	82.0%	82.7%	(70) bp
Selling, general and administrative expense as a percentage of total operating revenue	15.9%	16.1%	(20) bp
Income from continuing operations before income tax expense as a percentage of total revenues	7.2%	6.3%	90 bp

(1)	Results for 1-800 CONTACTS have been reclassified as discontinued operations under GAAP.
(2)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2015	December 31, 2014
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,547.8	$2,151.7
Investments available-for-sale, at fair value:
Fixed maturity securities	17,898.0	17,467.4
Equity securities	1,515.9	1,906.6
Other invested assets, current	17.4	20.2
Accrued investment income	176.8	161.4
Premium and self-funded receivables	4,401.4	4,825.5
Other receivables	2,157.4	2,117.0
Income taxes receivable	—	308.9
Securities lending collateral	1,518.2	1,515.2
Deferred tax assets, net	428.5	280.4
Other current assets	1,878.0	1,473.9

Total current assets	31,539.4	32,228.2

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	569.4	504.4
Equity securities	30.3	31.5
Other invested assets, long-term	1,838.3	1,695.9
Property and equipment, net	1,930.8	1,944.3
Goodwill	17,550.6	17,082.0
Other intangible assets	8,215.5	7,958.1
Other noncurrent assets	661.3	512.3

Total assets	$62,335.6	$61,956.7

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,110.1	$6,861.2
Reserves for future policy benefits	69.2	68.1
Other policyholder liabilities	2,493.1	2,626.5

Total policy liabilities	9,672.4	9,555.8
Unearned income	945.1	1,078.1
Accounts payable and accrued expenses	3,293.3	3,651.8
Income taxes payable	3.6	—
Security trades pending payable	110.0	66.2
Securities lending payable	1,518.6	1,515.3
Short-term borrowings	540.0	400.0
Current portion of long-term debt	—	624.3
Other current liabilities	2,282.8	1,861.2

Total current liabilities	18,365.8	18,752.7

Long-term debt, less current portion	15,719.6	14,019.6
Reserves for future policy benefits, noncurrent	616.0	671.3
Deferred tax liabilities, net	3,169.4	3,226.0
Other noncurrent liabilities	1,228.7	1,035.8

Total liabilities	39,099.5	37,705.4

Shareholders’ equity
Common stock	2.6	2.7
Additional paid-in capital	8,687.9	10,062.3
Retained earnings	14,761.8	14,014.4
Accumulated other comprehensive (loss)/income	(216.2)	171.9

Total shareholders’ equity	23,236.1	24,251.3

Total liabilities and shareholders’ equity	$62,335.6	$61,956.7

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
(In millions)	2015	2014

Operating activities
Net income	$2,379.1	$2,063.0
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(126.9)	(133.2)
Other-than-temporary impairment losses recognized in income	54.9	35.5
(Gain)/Loss on extinguishment of debt	(1.8)	80.8
Gain on disposal of discontinued operations	—	(3.2)
Loss on disposal of assets	13.8	0.4
Deferred income taxes	(12.8)	108.1
Amortization, net of accretion	598.6	563.0
Depreciation expense	78.0	79.9
Impairment of property and equipment	—	3.9
Share-based compensation	111.0	125.7
Excess tax benefits from share-based compensation	(92.5)	(39.9)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	454.0	(1,020.7)
Other invested assets	11.7	(17.6)
Other assets	(616.8)	(309.2)
Policy liabilities	(27.4)	1,130.2
Unearned income	(166.5)	180.5
Accounts payable and accrued expenses	(303.6)	(10.5)
Other liabilities	469.3	231.4
Income taxes	363.1	68.0
Other, net	(18.3)	(71.9)

Net cash provided by operating activities	3,166.9	3,064.2

Investing activities
Purchases of fixed maturity securities	(7,937.8)	(7,498.8)
Proceeds from sales and maturities of fixed maturity securities	7,552.0	6,552.4
Purchases of equity securities	(1,466.9)	(530.2)
Proceeds from sales of equity securities	1,252.4	370.8
Purchases of other invested assets	(250.6)	(138.9)
Proceeds from sales of other invested assets	59.6	76.4
Settlement of non-hedging derivatives	27.6	(67.4)
Changes in securities lending collateral	(3.3)	(728.6)
(Purchases)/Proceeds from the sale of subsidiary, net of cash acquired/sold	(636.2)	740.0
Net purchases of property and equipment	(373.0)	(410.6)
Other, net	(6.0)	(0.1)

Net cash used in investing activities	(1,782.2)	(1,635.0)

Financing activities
Net proceeds from commercial paper borrowings	965.8	46.5
Net proceeds/(repayments) from short-term borrowings	140.0	(300.0)
Net proceeds/(repayments) of long-term borrowings	(1,160.0)	969.2
Changes in securities lending payable	3.3	728.5
Changes in bank overdrafts	(187.1)	(27.2)
Net payments on call/put options	(0.1)	—
Repurchase and retirement of common stock	(1,515.8)	(2,655.8)
Cash dividends	(493.5)	(363.1)
Proceeds from issuance of common stock under employee stock plans	169.9	268.4
Excess tax benefits from share-based compensation	92.5	39.9

Net cash used in financing activities	(1,985.0)	(1,293.6)

Effects of foreign currency exchange rate changes on cash and cash equivalents	(3.6)	(4.6)

Change in cash and cash equivalents	(603.9)	131.0
Cash and cash equivalents at beginning of year	2,151.7	1,586.9

Cash and cash equivalents at end of period	$1,547.8	$1,717.9

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
(In millions)	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)

Gross medical claims payable, beginning of year	$6,861.2	$6,127.2	$6,127.2	$6,174.5	$5,489.0
Ceded medical claims payable, beginning of year	(767.4)	(23.4)	(23.4)	(27.2)	(16.4)

Net medical claims payable, beginning of year	6,093.8	6,103.8	6,103.8	6,147.3	5,472.6

Business combinations and purchase adjustments	121.8	—	—	—	804.4

Net incurred medical claims:
Current year	44,742.0	41,758.4	56,305.8	55,894.3	48,080.1
Prior years (redundancies) [1]	(818.0)	(534.7)	(541.9)	(599.1)	(513.6)

Total net incurred medical claims	43,924.0	41,223.7	55,763.9	55,295.2	47,566.5

Net payments attributable to:
Current year medical claims	38,515.3	35,629.1	50,353.9	49,887.2	42,832.4
Prior years medical claims	5,035.4	5,375.7	5,420.0	5,451.5	4,863.8

Total net payments	43,550.7	41,004.8	55,773.9	55,338.7	47,696.2

Net medical claims payable, end of period	6,588.9	6,322.7	6,093.8	6,103.8	6,147.3
Ceded medical claims, end of period	521.2	471.5	767.4	23.4	27.2

Gross medical claims payable, end of period	$7,110.1	$6,794.2	$6,861.2	$6,127.2	$6,174.5

Current year medical claims paid as a percentage of current year net incurred medical claims	86.1%	85.3%	89.4%	89.3%	89.1%

Prior year redundancies in the current year as a percentage of prior year net medical claims payables less prior year redundancies in the current year	15.5%	9.6%	9.7%	10.8%	10.4%

Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.5%	1.0%	1.0%	1.3%	1.1%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income,” “Adjusted Net Income Per Share,” “Operating Revenue,” and “Operating Gain” which are non-GAAP measures in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. Rather, these non-GAAP measures are provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the other non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP is presented below.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2015	2014	Change	2015	2014	Change

Net income	$654.8	$630.9	3.8%	$2,379.1	$2,063.0	15.3%
Add / (Subtract) - net of related tax effects:
Net realized (gains)/losses on investments	7.7	(16.7)		(82.5)	(86.6)
Other-than-temporary impairment losses on investments	12.4	9.0		35.7	23.1
(Gain)/Loss on extinguishment of debt	(1.5)	48.6		(1.2)	52.5
Transaction related costs	22.6	—		22.6	—
Amortization of other intangible assets	39.0	39.2		112.2	109.4
1-800 CONTACTS 2014 income	—	—		—	(9.6)
Rounding impact	—	(0.1)		—	(0.1)

Net adjustment items	80.2	80.0		86.8	88.7

Adjusted net income	$735.0	$710.9	3.4%	$2,465.9	$2,151.7	14.6%

Net income per diluted share	$2.43	$2.22	9.5%	$8.66	$7.18	20.6%
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	0.03	(0.06)		(0.30)	(0.30)
Other-than-temporary impairment losses on investments	0.05	0.03		0.13	0.08
(Gain)/Loss on extinguishment of debt	(0.01)	0.17		0.00	0.18
Transaction related costs	0.08	—		0.08	—
Amortization of other intangible assets	0.14	0.14		0.41	0.38
1-800 CONTACTS 2014 income	—	—		—	(0.03)
Rounding impact	0.01	—		—	(0.01)

Net adjustment items	0.30	0.28		0.32	0.30

Adjusted net income per diluted share	$2.73	$2.50	9.2%	$8.98	$7.48	20.1%

Full Year 2015 Outlook

Net income per diluted share	$9.53 - $9.63
Add / (Subtract) - net of related tax effects:
Net realized gains on investments	($0.30)
Other-than-temporary impairment losses on investments	$0.13
(Gain)/Loss on extinguishment of debt	$0.00
Transaction related costs	~$0.20
Amortization of other intangible assets	~$0.54

Net adjustment items	~$0.57

Adjusted net income per diluted share	$10.10 - $10.20

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2015	2014	Change	2015	2014	Change

Reportable segments operating gain	$1,221.9	$1,191.3	2.6%	$4,313.3	$3,532.9	22.1%

Net investment income	161.2	174.4		515.5	546.6
Net realized gains/(losses) on investments	(11.9)	25.7		126.9	133.2
Other-than-temporary impairment losses recognized in income	(19.1)	(13.8)		(54.9)	(35.5)
Interest expense	(164.8)	(155.3)		(473.3)	(447.1)
Amortization of other intangible assets	(60.0)	(60.3)		(172.6)	(168.3)
Gain/(Loss) on extinguishment of debt	2.3	(74.8)		1.8	(80.8)

Income from continuing operations before income tax expense	$1,129.6	$1,087.2	3.9%	$4,256.7	$3,481.0	22.3%

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “anticipate(s),” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, which generally are not historical in nature. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in the federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of initial and phased-in provisions of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; the ultimate outcome of our pending acquisition of Cigna Corporation (“Cigna”) (the “Acquisition”), including our ability to achieve the synergies and value creation contemplated by the transaction within the expected time period or at all and the risk that unexpected costs will be incurred in connection therewith; the ultimate outcome and results of integrating our and Cigna’s operations and disruption from the transaction making it more difficult to maintain businesses and operational relationships; the possibility that the Acquisition does not close, including, but not limited to, due to the failure to satisfy the closing conditions, including the receipt of required regulatory approvals and the receipt of approval of both our and Cigna’s shareholders; the risks and uncertainties detailed by Cigna with respect to its business as described in its reports and documents filed with the SEC; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; litigation and investigations targeted at our industry and our ability to resolve litigation and investigations within estimates; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber attack we reported in February 2015; changes in the economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in our SEC reports.